                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*


                               DI INDUSTRIES, INC.
               --------------------------------------------------
                                (NAME OF ISSUER)


                          COMMON STOCK, $0.10 PAR VALUE
               --------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   232909 10 1
               --------------------------------------------------
                                 (CUSIP NUMBER)



     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                Page 1 of 5 Pages

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- ------------------------                             ---------------------------
 CUSIP NO.  232909 10 9                13G              PAGE  2   OF  5   Pages
            -----------                                     ------  ------
- ------------------------                             ---------------------------

- --------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
          Max M. Dillard

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          ###-##-####
- --------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   / /

                                                                 (b)   / /
- --------------------------------------------------------------------------------
 3   SEC USE ONLY

- --------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

- --------------------------------------------------------------------------------
               5    SOLE VOTING POWER

  NUMBER OF              2,754,801
   SHARES
 BENEFICIALLY  -----------------------------------------------------------------
  OWNED BY     6    SHARED VOTING POWER
    EACH
  REPORTING              0
   PERSON
    WITH       -----------------------------------------------------------------
               7    SOLE DISPOSITIVE POWER

                         2,754,801

               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                         0

- --------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,754,801

- --------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          / /

- --------------------------------------------------------------------------------
 11  PERECENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.9%

- --------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

          IN

- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 5 Pages

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ITEM 1.

     (a)  Name of Issuer:

                    DI Industries, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

                    450 Gears Road, Suite 625
                    Houston, Texas  77067

ITEM 2.

     (a)  Name of Person Filing:

                    Max M. Dillard

     (b)  Address of Principal Business Office:

                    450 Gears Road, Suite 625
                    Houston, Texas  77067

     (c)  Citizenship:

                    United States of America

     (d)  Title of Class of Securities:

                    Common Stock, $0.10 par value

     (e)  CUSIP Number:

                    232909 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                    Not Applicable

ITEM 4.   OWNERSHIP:

          (a)  Amount Beneficially Owned:

                    See cover page Item 9.

                    As of December 31, 1994, this amount included 1,000,000 shares which may be acquired through the exercise of vested stock options.

          (b)  Percent of Class:

                    See cover page Item 11.

                                Page 3 of 5 Pages
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          (c)  Number of shares as to which such person has:

               (i)     Sole power to vote or to direct the vote:

                       See cover page Item 5.

                       Mr. Dillard has sole voting power with respect to all of the shares he owns of record, 1,754,801.

               (ii)    Shared power to vote or to direct the vote:

                       See cover page Item 6.

               (iii)   Sole power to dispose or to direct the disposition of:

                       See cover page Item 7.

                       Mr. Dillard has sole dispositive power with respect to all of the shares he owns of record, 1,754,801.

               (iv)    Shared power to dispose or to direct the disposition of:

                       See cover page Item 8.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                       Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                       Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                       Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                       Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

                       Not Applicable

ITEM 10.  CERTIFICATION:

                       Not Applicable

                                Page 4 of 5 Pages
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                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information contained in this statement is true, complete and correct.


                                             Date:  January 30, 1995



                                             /s/ Max M. Dillard
                                             -----------------------------------
                                             MAX M. DILLARD

                                Page 5 of 5 Pages